Exhibit 99.1

NEWS RELEASE
Investor Contact:
Jessica Greiner
Director of Investor Relations
Trinity Industries, Inc.
214/631-4420

FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Reports Strong Growth in Second Quarter of 2012 and
Increases Full Year 2012 Earnings Guidance

DALLAS, Texas – July 25, 2012 – Trinity Industries, Inc. (NYSE:TRN) today announced earnings results for the second quarter of 2012, including the following significant highlights:

•	Second quarter revenue growth of 45% and net income growth of 126% over second quarter of 2011

•	Anticipates full year 2012 earnings per common diluted share of between $2.95 and $3.10, compared to its previous full year 2012 guidance of between $2.55 and $2.70

•	Rail Group receives orders for approximately 8,610 new railcars and reports shipments of approximately 5,245 railcars during the second quarter

•	Inland Barge Group receives orders of approximately $203 million

•	Railcar Leasing and Management Services Group reports operating profit from sales of railcars from the lease fleet of $15.1 million compared to $3.4 million in the same period last year

•	Company repurchases approximately 1.7 million shares of its common stock during the quarter at a cost of $41.2 million

•	Company ended the quarter with $294.1 million of cash and $831.8 million of available liquidity, including its committed credit facilities

Trinity Industries, Inc. reported net income attributable to Trinity stockholders of $67.8 million, or $0.84 per common diluted share, for the second quarter ended June 30, 2012. Net income for the same quarter of 2011 was $30.0 million, or $0.37 per common diluted share. Revenues for the second quarter of 2012 increased 45% to $1,028.4 million compared to revenues of $708.3 million for the same quarter of 2011. The Company reported an operating profit of $154.9 million in the second quarter of 2012, a 62% increase compared to an operating profit of $95.4 million for the same quarter last year.

“I am pleased with our accomplishments during the second quarter and the overall rate of growth that we are experiencing in our company, both in terms of growing top-line and bottom-line results,” said Timothy R. Wallace, Trinity’s Chairman, CEO and President. “During the second quarter, our businesses continued to perform well as they responded to various conditions within their respective markets.”

Mr. Wallace continued, “During the second half of 2012, we are repositioning a portion of our production capacity to meet the growing demand for products serving the oil, gas, and chemicals industries. These products are well aligned with our core competencies. The repositioning will include, among other things, the conversion of certain facilities from manufacturing wind towers to railcars. These initiatives will enhance our ability to meet market demand and achieve additional operating leverage in the future. As we shift a portion of our production capacity to pursue these opportunities, there are multiple variables that can influence the timing of events pertaining to quarterly financial results. As a result, the earnings guidance we are providing is for the second half of 2012, rather than quarterly guidance.”

Earnings Outlook
The Company’s earnings guidance for the second half of 2012 is between $1.45 and $1.60 per common diluted share, including approximately $0.08 to $0.10 per common diluted share of costs that we expect to incur as we reposition a portion of the Company’s production capacity. When combined with the strong earnings of $1.50 per common diluted share in the first half of the year, the Company’s full year earnings guidance is between $2.95 and $3.10 per common diluted share compared to its previous guidance of between $2.55 and $2.70 per common diluted share. This represents growth of between 79% and 88% over the 2011 earnings of $1.65, after adjusting 2011 for $0.12 per common diluted share of non-recurring flood-related net gains.

Results for full year 2012 could be impacted by a number of factors, including, among others: the operating leverage that can be achieved by the rail and barge businesses; the costs associated with repositioning production capacity; the level of sales of railcars from the leasing portfolio; the amount of profit eliminations due to railcar additions to the Leasing Group; and the impact of weather conditions on businesses within the Construction Products Group.

Business Group Results
In the second quarter of 2012, the Rail Group reported revenues of $516.9 million and an operating profit of $53.0 million. This compares to revenues of $280.7 million and an operating profit of $15.4 million in the second quarter of 2011. The Rail Group shipped approximately 5,245 railcars and received orders for approximately 8,610 railcars during the second quarter. As of June 30, 2012, the Rail Group backlog grew to approximately $3.2 billion, representing approximately 30,610 railcars, compared to a backlog of approximately $2.6 billion as of March 31, 2012, representing approximately 27,245 railcars.

During the second quarter of 2012, the Railcar Leasing and Management Services Group reported leasing and management revenues of $132.0 million compared to $121.6 million in the second quarter of 2011 due to continued growth in the lease fleet and higher rental rates. In addition, the Group recognized revenue of $62.2 million in sales of railcars from the lease fleet during the second quarter. Operating profit for this Group was $76.4 million for the second quarter of 2012 compared to operating profit of $59.7 million during the second quarter of 2011. Included in the operating results for the second quarter of 2012 were $15.1 million of profit from railcar sales. For the same period last year, the operating results included $3.4 million of profit from railcar sales.

The Inland Barge Group reported revenues of $173.9 million, a 48% increase compared to the second quarter of 2011. The increase in revenues was due to higher volumes and a change in mix of barge types. The increased volume was primarily due to the recovery from flooding that reduced production levels in the second quarter of last year. Operating profit for this Group was $36.6 million in the second quarter of 2012, a 92% increase compared to the second quarter of 2011. The increase in operating profit was primarily due to higher volumes, the mix of barge types delivered, and the delivery of an order of specialty barges during the quarter. Operating profit in the second quarter of 2011 included $4.4 million in additional net costs related to the flooding that occurred last year and in 2010. During the second quarter of 2012, the Inland Barge Group received orders of approximately $203 million, and as of June 30, 2012 had a backlog of approximately $542 million compared to a backlog of approximately $512 million as of March 31, 2012.

The Energy Equipment Group reported revenues of $130.7 million in the second quarter of 2012 compared to revenues of $117.5 million in the same quarter of 2011. Revenues increased compared to the same period in 2011 as a result of higher demand for tank containers and other products offsetting lower structural wind tower shipments. Operating profit for the second quarter of 2012 increased compared to the same quarter last year as the manufacturing challenges which negatively impacted the Group’s 2011 results moderated. The backlog for structural wind towers as of June 30, 2012 was approximately $817 million compared to approximately $885 million as of March 31, 2012. Approximately $413 million of this backlog is subject to litigation with a structural wind tower customer for the customer’s breach of a long-term supply contract for the manufacture of towers.

Revenues in the Construction Products Group were $156.8 million in the second quarter of 2012 compared to revenues of $149.3 million in the second quarter of 2011. The Group recorded an operating profit of $15.2 million in the second quarter of 2012 compared to an operating profit of $16.1 million in the second quarter of 2011. The increase in revenues for the three month period ended June 30, 2012 compared to the same period in 2011 was primarily attributable to higher volumes in the Concrete and Aggregates business and other product lines partially offset by lower revenues in the Highway Products business. The decrease in operating profit was primarily the result of competitive pricing pressures in the Highway Products business.

Share Repurchase and Dividend Activity
During the quarter, the Company repurchased approximately 1.7 million shares of common stock under its current share repurchase authorization at a cost of $41.2 million leaving $158.8 remaining under its authorization. Additionally, as previously reported in April, the Company declared a 22% increase in its quarterly dividend to 11 cents per common share, payable on July 31, 2012 to shareholders of record on July 13, 2012.

Conference Call
Trinity will hold a conference call at 11:00 a.m. Eastern on July 26, 2012 to discuss its second quarter results. To listen to the call, please visit the Investor Relations section of the Trinity Industries website, www.trin.net. An audio replay may be accessed through the Company’s website or by dialing (402) 220-0121 until 11:59 p.m. Eastern on August 2, 2012.

Trinity Industries, Inc., headquartered in Dallas, Texas, is a multi-industry company that owns a variety of market-leading businesses which provide products and services to the industrial, energy, transportation, and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.

Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity’s estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Trinity uses the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” and similar expressions to identify these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the most recent fiscal year.

- TABLES TO FOLLOW -

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,
	2012	2011
Revenues(1)	$1,028.4	$708.3
Operating costs:
Cost of revenues	821.4	568.9
Selling, engineering, and administrative expenses	56.0	47.5
(Gain)/loss on disposition of property, plant, and equipment:
Net gains on lease fleet sales(1)	(1.6)	(0.4)
Other	(2.3)	(3.1)

	873.5	612.9

Operating profit	154.9	95.4
Interest expense, net	47.6	43.4
Other (income) expense	(0.0)	(0.6)

Income before income taxes	107.3	52.6
Provision for income taxes	39.8	21.0

Net income	67.5	31.6
Net income (loss) attributable to noncontrolling interest	(0.3)	1.6

Net income attributable to Trinity Industries, Inc.	$67.8	$30.0

Net income attributable to Trinity Industries, Inc. per common share:
Basic	$0.84	$0.37
Diluted	$0.84	$0.37
Weighted average number of shares outstanding:
Basic	77.7	77.4
Diluted	77.9	77.7

(1) In 2011, the Company adopted the emerging industry policy of recognizing sales of railcars from the lease fleet which have been owned by the lease fleet for more than one year as a net gain or loss from the disposal of a long-term asset. Proceeds from the sales of railcars owned more than one year at the time of sale were $7.6 million and $2.2 million for the three months ended June 30, 2012 and 2011, respectively. There is no change in accounting treatment for sales of railcars from the lease fleet which have been owned by the lease fleet for one year or less which continue to be reported in revenues and cost of revenues. Operating profit from sales of railcars owned one year or less at the time of sale was $13.5 million and $3.0 million for the three months ended June 30, 2012 and 2011, respectively. Prior year reported amounts have been reclassified to conform to this policy.

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Six Months Ended June 30,
	2012	2011
Revenues(1)	$1,953.7	$1,342.5
Operating costs:
Cost of revenues	1,577.9	1,069.2
Selling, engineering, and administrative expenses	109.9	97.8
(Gain)/loss on disposition of property, plant, and equipment:
Net gains on lease fleet sales(1)	(5.3)	(1.5)
Other	(6.1)	(3.9)

	1,676.4	1,161.6

Operating profit	277.3	180.9
Interest expense, net	95.1	87.6
Other (income) expense	(3.0)	(1.1)

Income before income taxes	185.2	94.4
Provision for income taxes	65.4	37.2

Net income	119.8	57.2
Net income (loss) attributable to noncontrolling interest	(0.9)	3.0

Net income attributable to Trinity Industries, Inc.	$120.7	$54.2

Net income attributable to Trinity Industries, Inc. per common share:
Basic	$1.50	$0.68
Diluted	$1.50	$0.67
Weighted average number of shares outstanding:
Basic	77.7	77.2
Diluted	77.9	77.5

(1) In 2011, the Company adopted the emerging industry policy of recognizing sales of railcars from the lease fleet which have been owned by the lease fleet for more than one year as a net gain or loss from the disposal of a long-term asset. Proceeds from the sales of railcars owned more than one year at the time of sale were $34.1 million and $12.2 million for the six months ended June 30, 2012 and 2011, respectively. There is no change in accounting treatment for sales of railcars from the lease fleet which have been owned by the lease fleet for one year or less which continue to be reported in revenues and cost of revenues. Operating profit from sales of railcars owned one year or less at the time of sale was $16.4 million and $3.0 million for the six months ended June 30, 2012 and 2011, respectively. Prior year reported amounts have been reclassified to conform to this policy.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended June 30,
Revenues:	2012	2011
Rail Group	$516.9	$280.7
Construction Products Group	156.8	149.3
Inland Barge Group	173.9	117.8
Energy Equipment Group	130.7	117.5
Railcar Leasing and Management Services	194.2	128.2
Group(1)
All Other	20.8	14.3
Eliminations – lease subsidiary	(132.3)	(79.5)
Eliminations – other	(32.6)	(20.0)

Consolidated Total	$1,028.4	$708.3

	Three Months Ended June 30,
Operating profit (loss):	2012	2011
Rail Group	$53.0	$15.4
Construction Products Group	15.2	16.1
Inland Barge Group	36.6	19.1
Energy Equipment Group	4.0	1.2
Railcar Leasing and Management	76.4	59.7
Services Group(1)
All Other	(6.3)	(0.2)
Corporate	(9.6)	(8.4)
Eliminations – lease subsidiary	(12.2)	(7.1)
Eliminations – other	(2.2)	(0.4)

Consolidated Total	$154.9	$95.4

(1) In 2011, the Company adopted the emerging industry policy of recognizing sales of railcars from the lease fleet which have been owned by the lease fleet for more than one year as a net gain or loss from the disposal of a long-term asset. There is no change in accounting treatment for sales of railcars from the lease fleet which have been owned by the lease fleet for one year or less which continue to be reported in revenues and cost of revenues. Prior year reported amounts have been reclassified to conform to this policy.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Six Months Ended June 30,
Revenues:	2012	2011
Rail Group	$984.0	$500.5
Construction Products Group	311.8	282.9
Inland Barge Group	343.3	255.7
Energy Equipment Group	255.7	236.2
Railcar Leasing and Management Services	336.5	248.0
Group(1)
All Other	36.5	27.4
Eliminations – lease subsidiary	(254.9)	(164.9)
Eliminations – other	(59.2)	(43.3)

Consolidated Total	$1,953.7	$1,342.5

	Six Months Ended June 30,
Operating profit (loss):	2012	2011
Rail Group	$93.1	$24.7
Construction Products Group	26.0	24.4
Inland Barge Group	66.6	40.8
Energy Equipment Group	0.2	11.7
Railcar Leasing and Management	142.9	114.4
Services Group(1)
All Other	(5.1)	(0.5)
Corporate	(21.2)	(19.1)
Eliminations – lease subsidiary	(23.1)	(15.2)
Eliminations – other	(2.1)	(0.3)

Consolidated Total	$277.3	$180.9

(1) In 2011, the Company adopted the emerging industry policy of recognizing sales of railcars from the lease fleet which have been owned by the lease fleet for more than one year as a net gain or loss from the disposal of a long-term asset. There is no change in accounting treatment for sales of railcars from the lease fleet which have been owned by the lease fleet for one year or less which continue to be reported in revenues and cost of revenues. Prior year reported amounts have been reclassified to conform to this policy.

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	June 30,	December 31,
	2012	2011
Cash and cash equivalents	$294.1	$351.1
Receivables, net of allowance	334.9	384.3
Income tax receivable	5.2	1.6
Inventories	649.9	549.9
Restricted cash	218.9	240.3
Net property, plant, and equipment	4,251.2	4,179.5
Goodwill	226.6	225.9
Other assets	216.7	188.4

	$6,197.5	$6,121.0

Accounts payable	$234.6	$207.4
Accrued liabilities	394.1	421.3
Debt, net of unamortized discount of $93.8 and $99.8	2,910.5	2,974.9
Deferred income	37.9	38.7
Deferred income taxes	504.5	434.7
Other liabilities	87.7	95.7
Stockholders’ equity	2,028.2	1,948.3

	$6,197.5	$6,121.0

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	June 30,	December 31, 2011
	2012
Property, Plant, and Equipment
Corporate/Manufacturing:
Property, plant, and equipment	$1,252.8	$1,242.8
Accumulated depreciation	(749.1)	(732.8)

	503.7	510.0

Leasing:
Wholly-owned subsidiaries:
Machinery and other	9.5	9.6
Equipment on lease	3,561.1	3,429.3
Accumulated depreciation	(422.6)	(372.9)

	3,148.0	3,066.0

TRIP Holdings:
Equipment on lease	1,271.3	1,257.7
Accumulated depreciation	(137.3)	(122.7)

	1,134.0	1,135.0

Net deferred profit on railcars sold to the Leasing Group:
Sold to wholly-owned subsidiaries	(349.7)	(344.5)
Sold to TRIP Holdings	(184.8)	(187.0)

	(534.5)	(531.5)

	$4,251.2	$4,179.5

Leasing portfolio information:
Portfolio size (number of railcars):
Wholly-owned subsidiaries	56,220	54,595
TRIP Holdings	14,470	14,350

Total fleet	70,690	68,945
Portfolio utilization:
Wholly-owned subsidiaries	99.0%	99.3%
TRIP Holdings	99.8%	99.9%
Total fleet	99.1%	99.5%

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	June 30,	December 31,
	2012	2011
Debt
Corporate/Manufacturing – Recourse:
Revolving credit facility	$—	$—
Convertible subordinated notes	450.0	450.0
Less: unamortized discount	(93.8)	(99.8)

	356.2	350.2
Other	5.7	4.2

	361.9	354.4

Leasing:
Wholly-owned subsidiaries:
Recourse:
Capital lease obligations	47.2	48.6
Term loan	52.4	54.7

	99.6	103.3

Non-recourse:
Secured railcar equipment notes	824.7	842.0
Warehouse facility	291.4	308.5
Promissory notes	452.6	465.5

	1,568.7	1,616.0

TRIP Holdings — Non-recourse:
Senior secured notes	170.0	170.0
Less: Held by Trinity	(108.8)	(108.8)

	61.2	61.2
Secured railcar equipment notes	819.1	840.0

	880.3	901.2

	$2,910.5	$2,974.9

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	June 30,	December 31,
	2012	2011
Leasing Debt Summary
Total Recourse Debt	$99.6	$103.3
Total Non-Recourse Debt(1)	2,449.0	2,517.2

	$2,548.6	$2,620.5

Total Leasing Debt
Wholly-owned subsidiaries	$1,668.3	$1,719.3
TRIP Holdings(1)	880.3(1)	901.2

	$2,548.6	$2,620.5

Equipment on Lease(2)
Wholly-owned subsidiaries	$3,148.0	$3,066.0
TRIP Holdings	1,134.0	1,135.0

	$4,282.0	$4,201.0

Total Leasing Debt as a % of Equipment on Lease
Wholly-owned subsidiaries	53.0%	56.1%
TRIP Holdings	77.6%	79.4%
Combined	59.5%	62.4%
(1) Excludes $108.8 million in TRIP Holdings’ Senior Secured Notes owned by Trinity and eliminated in consolidation.
(2) Excludes net deferred profit on railcars sold to the Leasing Group

Trinity Industries, Inc.
Earnings per Share Calculation
(in millions, except per share amounts)
(unaudited)

Basic net income attributable to Trinity Industries, Inc. per common share is computed by dividing net income attributable to Trinity remaining after allocation to unvested restricted shares by the weighted average number of basic common shares outstanding for the period.

	Three Months Ended			Three Months Ended
	June 30, 2012			June 30, 2011
					Average
	Income (Loss)	Average Shares	EPS	Income (Loss)	Shares	EPS
Net income attributable to Trinity Industries, Inc.	$67.8			$30.0
Unvested restricted share participation	(2.3)			(1.0)

Net income attributable to Trinity Industries, Inc. – basic	65.5	77.7	$0.84	29.0	77.4	$0.37

Effect of dilutive securities:
Stock options	—	0.2		—	0.3

Net income attributable to Trinity Industries, Inc. – diluted	$65.5	77.9	$0.84	$29.0	77.7	$0.37

	Six Months Ended			Six Months Ended
	June 30, 2012			June 30, 2011
					Average
	Income (Loss)	Average Shares	EPS	Income (Loss)	Shares	EPS
Net income attributable to Trinity Industries, Inc.	$120.7			$54.2
Unvested restricted share participation	(4.0)			(1.9)

Net income attributable to Trinity Industries, Inc. – basic	116.7	77.7	$1.50	52.3	77.2	$0.68

Effect of dilutive securities:
Stock options	—	0.2		—	0.3

Net income attributable to Trinity Industries, Inc. – diluted	$116.7	77.9	$1.50	$52.3	77.5	$0.67

Trinity Industries, Inc.
Reconciliation of EBITDA
(in millions)
(unaudited)

“EBITDA” is defined as income (loss) from continuing operations plus interest expense, income taxes, and depreciation and amortization including goodwill impairment charges. EBITDA is not a calculation based on generally accepted accounting principles. The amounts included in the EBITDA calculation are, however, derived from amounts included in the historical statements of operations data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We believe EBITDA assists investors in comparing a company’s performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this press release may not always be comparable to similarly titled measures by other companies due to differences in the components of the calculation.

	Three Months Ended June 30,
	2012	2011
Net income	$67.5	$31.6
Add:
Interest expense	47.9	43.8
Provision for income taxes	39.8	21.0
Depreciation and amortization expense	49.6	47.8

Earnings before interest expense, income taxes, and depreciation and amortization expense	$204.8	$144.2

	Six Months Ended June 30,
	2012	2011
Net income	$119.8	$57.2
Add:
Interest expense	95.8	88.3
Provision for income taxes	65.4	37.2
Depreciation and amortization expense	98.7	95.4

Earnings before interest expense, income taxes, and depreciation and amortization expense	$379.7	$278.1

-END -